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Exhibit 10.1

Form of Non-employee Director Restricted Stock Agreement

RESTRICTED STOCK AGREEMENT

        THIS RESTRICTED STOCK AGREEMENT (this "Agreement") is made as of the                        day of                        , 20        , between Forest Oil Corporation, a New York corporation (the "Company"), and                                    (the "Director").

        1.     Award.    Pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan (the "Plan"), as of the date of this Agreement,                                    shares of the Company's common stock, par value $.10 per share (the "Restricted Stock"), shall be issued as hereinafter provided in the Director's name subject to certain restrictions thereon, in consideration for the services that the Director has performed for the Company and, or services that will be provided in the future. The Restricted Stock shall be issued upon acceptance of this Agreement by the Director and upon satisfaction of the conditions of this Agreement. The Director acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Stock shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

        2.     Definitions.    Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

          (a)   "Corporate Change" shall mean the occurrence of any one or more of the following events:

            (i)    the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company);

            (ii)   the Company is to be dissolved and liquidated;

            (iii)  any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based on voting power); or

            (iv)  as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

  Notwithstanding the foregoing, the term "Corporate Change" shall not include any reorganization, merger or consolidation involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

          (b)   "Disability" shall mean that, in the determination of the Board in its discretion, the Director is permanently and totally unable to serve as a member of the Board as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by the Board (unless the Board determines that such medical opinion is not necessary).

          (c)   "Earned Shares" means the Restricted Stock after the lapse of the Forfeiture Restrictions without forfeiture.

          (d)   "Forfeiture Restrictions" shall have the meaning specified in Section 3(a) hereof.

        3.     Restricted Stock.    The Director hereby accepts the Restricted Stock when issued and agrees with respect thereto as follows:

          (a)   Forfeiture Restrictions.    The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions, and in the event of termination of the Director's membership on the Board for any reason other than death or Disability, the Director shall, for no consideration, forfeit to the Company all Restricted Stock to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock to the Company upon termination of membership on the Board as provided in the preceding sentence are herein referred to as the "Forfeiture Restrictions." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock.

          (b)   Lapse of Forfeiture Restrictions.    Provided that the Director has continuously served as a member of the Board from the date of this Agreement through the lapse date described in this sentence, the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Shares on the earlier of (i)                                     , 20            , (ii) the date upon which a Corporate Change occurs, or (iii) the date upon which the Director's membership on the Board is terminated by reason of death or Disability.

          (c)   Certificates.    A physical stock certificate evidencing the Restricted Stock shall be issued by the Company in the Director's name, pursuant to which the Director shall have all of the rights of a shareholder of the Company with respect to the Restricted Stock, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company's stock shall be subject to the Forfeiture Restrictions and further provided that dividends that are paid other than in shares of the Company's stock shall be paid no later than the end of the calendar year in which the dividend for such class of stock is paid to stockholders of such class or, if later, the 15th day of the third month following the date the dividend is paid to stockholders of such class of stock). The Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Stock. Instead of issuing physical stock certificates, the Company, in its sole discretion, may elect to evidence and complete the delivery of the Restricted Stock by means of electronic, book-entry statement in the records of the Company's stock transfer agent.

          Certificates, if any, shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Stock occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Director is a party) in the name of the Director in exchange for the certificate evidencing the Restricted Stock, or, as may be the case, the Company shall issue appropriate instructions to the transfer agent if the electronic, book-entry method is utilized. In any event, the Company, in its discretion, may elect to deliver the shares in certificated or electronic form to a brokerage account established for the Director's account at a brokerage or financial institution selected by the Company. Upon request, concurrent with completion and return of this Agreement, the Director shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock to enable it to deliver the Restricted Stock on the Director's behalf.

          (d)   Corporate Acts.    The existence of the Restricted Stock shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 3(a) hereof shall not apply to the transfer of Restricted Stock pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Stock for all purposes of this Agreement, and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

        4.     Withholding of Tax.    To the extent that the receipt of the Restricted Stock or the lapse of any Forfeiture Restrictions results in compensation income or wages to the Director for federal, state or local tax purposes, the Director shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if the Director fails to do so, the Company is authorized to withhold from any cash or stock remuneration (including withholding any shares of Restricted Stock or Earned Shares distributable to the Director under this Agreement) then or thereafter payable to the Director any tax required to be withheld by reason of such resulting compensation income or wages. The Director acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Director as a result of the receipt of the Restricted Stock, the lapse of any Forfeiture Restrictions or the forfeiture of any Restricted Stock pursuant to the Forfeiture Restrictions.

        5.     Status of Stock.    The Director agrees that the Restricted Stock and Earned Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Director also agrees that (a) the certificates (or uncertificated book-entry shares as the case may be) representing the Restricted Shares and Earned Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with the terms and provisions of this Agreement and applicable securities laws, (b) the Company may refuse to register the transfer of the Restricted Stock or Earned Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock or Earned Shares.

        6.     Membership on the Board.    Nothing in the adoption of the Plan, nor the award of the Restricted Stock thereunder pursuant to this Agreement, shall confer upon the Director the right to continued membership on the Board or affect in any way the right of the Company to terminate such membership at any time. Any question as to whether and when there has been a termination of the Director's membership on the Board, and the cause of such termination, shall be determined by the Board or its delegate, and its determination shall be final.

        7.     Notices.    Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Director, such notices or communications shall be effectively delivered if hand delivered to the Director or if sent by registered or certified mail to the Director at the last address the Director has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

        8.     Entire Agreement; Amendment.    This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Director and the Company and constitutes the entire agreement between the Director and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

        9.     Binding Effect; Survival.    This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Director. The provisions of Section 5 shall survive the lapse of the Forfeiture Restrictions without forfeiture.

        10.   Controlling Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Director has executed this Agreement, all as of the date first above written.

FOREST OIL CORPORATION
By:
Name:
Title:
DIRECTOR

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Form of Non-employee Director Restricted Stock Agreement